Exhibit 15.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

31 January 2024

Matter No.833157/109703889 (852) 2842 9588 Lilian.Woo@conyers.com

SU Group Holdings Limited

Unit 01–03, 3/F, Billion Trade Centre

31 Hung To Road, Kwun Tong

Kowloon, Hong Kong

Dear Sirs,

Re: SU Group Holdings Limited (the “Company”)

We consent to the reference to our firm under the heading “Item 10.D – Additional Information – Exchange Controls – Cayman Islands” and “Item 10.E – Additional Information – Taxation – Cayman Islands Taxation” in the Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2023, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of January/February 2024 (the “Annual Report”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W. X. Lin, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS